Exhibit 99.1
Touchstone Resources USA, Inc. Announces Agreement with Paradigm Strategic Exploration, LLC.
HOUSTON—(BUSINESS WIRE)—Apr. 18, 2006—Touchstone Resources USA, Inc. (OTCBB:TSNU — News; “Touchstone” or the “Company”) is pleased to announce that on April 4, 2006 it entered into an agreement with Paradigm Strategic Exploration, LLC and Paradigm Asset Holdings, Inc. whereby Paradigm will draw from a large library of 3-D and 2-D seismic data under a volume license agreement between the Company and a large national seismic-data vendor to generate prospects for exploration and development by the Company.
Additionally, under the agreement, the Company acquired a non-operated working interest position and additional leasehold interest in exploration prospects in the Smackover trend of southern Alabama. Initial drilling on the prospect is anticipated to commence within the next six months.
Roger Abel, Chairman and Chief Executive Officer of Touchstone said, “This is an excellent opportunity for us. Paradigm has an excellent reputation as oil-finders, and we anticipate this agreement will help us quickly add to our reserve base. The addition of traditional exploration prospects will serve to round out our portfolio and provide the Company with additional growth potential.”
ABOUT TOUCHSTONE RESOURCES
Headquartered in Houston, Texas, Touchstone Resources USA, Inc. is an oil and gas exploration and production company. Primarily a resource player, its key assets consist of shale acreage in Woodruff County, Arkansas and McIntosh County, Oklahoma, and it also owns a variety of producing and non-producing oil and gas assets in Texas, Louisiana, Mississippi, and New Zealand. Since August 2005, Touchstone has made significant changes in its management, Board of Directors and the nature of oil and gas assets it acquires to better equip itself for future company growth.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements, including, in particular, statements about Touchstone’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.
Contact:
Touchstone Resources USA, Inc.
Jerry Walrath, 713-784-1113
jwalrath@touchstonetexas.com
www.touchstonetexas.com